EXHIBIT 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Mossimo, Inc.:
We have audited the accompanying consolidated balance sheets of Mossimo, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mossimo, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
March 24, 2006

MOSSIMO, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,658	$4,903
Restricted cash	726	413
Investments	—	4,800
Accounts receivable, net	4,372	2,908
Merchandise inventory	101	539
Deferred income taxes	4,004	1,869
Prepaid expenses and other current assets	388	436

Total current assets	29,249	15,868
PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	893	1,117
DEFERRED INCOME TAXES	1,923	6,068
GOODWILL	—	212
TRADENAME	90	112
OTHER ASSETS	79	96

	$32,234	$23,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$884	$352
Accrued liabilities	503	809
Accrued commissions	388	258
Accrued bonuses	3,458	206

Total current liabilities	5,233	1,625
DEFERRED RENT	128	135

Total liabilities	5,361	1,760
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,828,754 at December 31, 2005 and 15,738,442 at December 31, 2004	15	15
Additional paid-in capital	40,222	39,763
Accumulated deficit	(13,364)	(18,065)

Net stockholders’ equity	26,873	21,713

	$32,234	$23,473

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Revenue from license royalties and design service fees	$24,298	$18,714	$19,895
Product sales	6,730	1,821	—

Total revenues	31,028	20,535	19,895
Operating expenses:
Cost of product sales	3,993	1,241	—
Selling, general and administrative	20,294	14,843	12,834
Goodwill impairment loss	212	—	—
Settlement costs of disputed commissions	—	71	643

Total operating expenses	24,499	16,155	13,477

Operating earnings	6,529	4,380	6,418
Interest income	420	104	23

Earnings before income taxes	6,949	4,484	6,441
Income taxes	2,248	1,783	1,875

Net earnings	$4,701	$2,701	$4,566

Net earnings per common share:
Basic	$0.30	$0.17	$0.29

Diluted	$0.30	$0.17	$0.29

Weighted average common shares outstanding:
Basic	15,751	15,738	15,613

Diluted	15,784	15,759	15,658

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(IN THOUSANDS)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL
	SHARES	AMOUNT
BALANCE, December 31, 2002	15,488	$15	$38,797	$(25,332)	$13,480
Exercise of stock options	250	—	749	—	749
Income tax benefit from exercise of stock options	—	—	217	—	217
Net earnings	—	—	—	4,566	4,566

BALANCE, December 31, 2003	15,738	15	39,763	(20,766)	19,012
Net earnings	—	—	—	2,701	2,701

BALANCE, December 31, 2004	15,738	15	39,763	(18,065)	21,713
Exercise of stock options	90		418		418
Income tax benefit from exercise of stock options			41		41
Net earnings	—	—	—	4,701	4,701

BALANCE, December 31, 2005	15,828	$15	$40,222	$(13,364)	$26,873

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,701	$2,701	$4,566
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	427	329	257
Inventory write-down	328	—	—
Deferred rent	(7)	—	—
Provision for bad debt	88
Deferred income taxes	1,458	1,171	1,109
Goodwill impairment	212
Changes in:
Restricted cash	—	4,585	(4,585)
Accounts receivable	(1,552)	(876)	(81)
Merchandise inventory	110	(539)	—
Prepaid expenses and other current assets	48	(154)	(158)
Other assets	17	154	(152)
Accounts payable	532	(173)	(407)
Accrued liabilities	287	(569)	181
Accrued commissions	130	(4,993)	2,590
Accrued bonuses	3,252	94	(953)

Net cash provided by operating activities	10,031	1,730	2,367

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available-for-sale securities	4,800	3,950	—
Purchases of available-for-sale securities	—	(3,750)	(5,000)
Payments for acquisition of property and equipment	(181)	(946)	(129)
Acquisition of Modern Amusement	—	(375)	—

Net cash provided by (used in) investing activities	4,619	(1,121)	(5,129)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash—certificates of deposit	(313)	(413)	—
Proceeds from issuance of common stock	418	—	749
Payments of loan payable	—	—	(1,066)

Net cash provided by (used in) financing activities	105	(413)	(317)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,755	196	(3,079)
CASH AND CASH EQUIVALENTS, beginning of year	4,903	4,707	7,786

CASH AND CASH EQUIVALENTS, end of year	$19,658	$4,903	$4,707

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$—	$—	$10

Cash paid during the year for state income taxes	$415	$60	$640

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary business description and significant accounting policies
Mossimo, Inc. (the Company) is a Delaware corporation formed in November 1995, and presently operates as a designer and licensor of apparel and related products. A substantial amount of the Company’s revenue is derived under an agreement with Target Corporation as further described below.
In January 2004 the Company acquired substantially all the assets of Modern Amusement LLC through a wholly owned subsidiary, Modern Amusement, Inc. (“Modern Amusement”). Modern Amusement designs, merchandises, sources, markets, sells and distributes wholesale apparel and related accessories for young men. The products are offered at moderate to upper price points thru traditional specialty store and better department store distribution channels.
Licensing agreements
The Company entered into a multi-year licensing and design services agreement with Target Corporation (“Target”) in March 2000, subsequently amended in February 2002, and in February and June 2003, hereinafter referred to as the “Target Agreement”. Under the terms of the Target Agreement, Target has the exclusive license, for production and distribution through Target stores, of substantially all Mossimo products sold in the United States.
Under the Target Agreement the Company provides design services and has approval rights for product design, marketing and advertising materials. Target collaborates on design and is responsible for product development, sourcing, quality control and inventory management with respect to the Target licensed product line. Target is obligated to pay the Company design service fees and license royalty fees. Total fees payable by Target are based upon a percentage of Target’s net sales of Mossimo branded products, with minimum total guaranteed fees of approximately $9.6 million annually. Target fees are based on net sales achieved multiplied by a rate, as defined in the Target Agreement. The Company pays a 15 percent commission, based on fees received from Target, to a third party who assisted the Company in connection with entering into the initial agreement with Target. The Target Agreement is subject to early termination under certain circumstances. If Target is current with payments of its obligations under the Target Agreement, Target has the right to renew the Target Agreement, on the same terms and conditions, for additional terms of two years each. In January 2003, Target exercised its first renewal option extending the Target Agreement through January 31, 2006. In January 2005, Target exercised its second renewal option extending the Target Agreement through January 31, 2008. The next renewal option could be exercised by Target on or before January 2007, this renewal option could extend the Target Agreement thru January 2010, if it is exercised by Target.
In addition to the Target Agreement, the Company also licenses its trademarks and provides design services outside of the United States, and also licenses its trademarks for use in collections of eyewear and women’s swimwear and body-wear sold in Target stores in the United States.
In May 2002, the Company entered into an agreement with Hudson’s Bay Company. Under the agreement, the Company provided product design services, and granted a license for the Mossimo trademark to Hudson’s Bay Company exclusively in Canada, in return for license royalties and design service fees. Hudson’s Bay Company collaborated on product design, and was responsible for manufacturing, importing, marketing, advertising, selling and distributing merchandise bearing the Mossimo trademark. The initial term of the agreement was three years beginning in May 2002. The agreement expired in May of 2005, we expect to receive royalty payments through the third quarter of 2006. There are no plans to renew the agreement.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of presentation
The consolidated financial statements include the accounts of Mossimo, Inc. and its wholly-owned subsidiary, Modern Amusement, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue recognition
Revenue from license royalties and design service fees are recognized in accordance with the terms of the underlying agreements, which is generally after the design services are performed, and as the licensee achieves sales of the Company’s products. During the periods presented herein, a substantial amount of the Company’s revenue from license royalties and design fees were generated under the Target Agreement under a rate that declines as the contract year progresses and Target achieves certain levels of retail sales. Accordingly, the Company’s revenues from Target decrease as the year progresses. The declining rate is reset each contract year beginning on February 1. Revenue recognized in the first and second quarters of the Company’s calendar year in connection with the Target Agreement is significantly higher than in the third and fourth quarters of the Company’s calendar year due to the declining rates in the Target Agreement. Revenue from license royalties and design service fees are generally collected on a quarterly basis, and they range from one percent to five percent of sales, as defined in the respective agreements.
Modern Amusement recognizes wholesale operations revenue from the sale of merchandise when products are shipped, FOB Modern Amusement’s distribution facilities, and the customer takes title and assumes risk of loss, collection is reasonably assured, pervasive evidence of an arrangement exists, and the sales price is fixed or determinable.
Cash and cash equivalents
Cash and cash equivalents include temporary investment of cash in liquid interest bearing accounts with original maturities of 30 days or less.
Investments
Short-term investments, which consist of market auction rate preferred securities are classified as “available for sale” under the provisions of SFAS No. 115, “Accounting for certain investments in debt and equity securities.” Accordingly, the short-term investments are reported at fair value, with any unrealized gains and losses included as a separate component of stockholders’ equity, net of applicable taxes. Realized gains and losses, interest and dividends are included in interest income. The fair value of the short-term investments approximated cost at December 31, 2004. There were no investments on hand at December 31, 2005.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories
We maintain inventories for the Modern Amusement segment of our business. Inventories are valued at the lower of cost (first-in, first-out) or market. The Company continually evaluates its inventories by assessing slow moving current product as well as prior seasons’ inventory. Market value of non-current inventory is estimated based on the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory. During 2005, the company wrote-down certain inventories by $328,000 to their net realizable value.
Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, which is generally three to seven years for furniture, fixtures, and equipment. Amortization of leasehold improvements is calculated using the straight line method over the shorter of its useful life or the remaining term of the lease. The Company evaluates the impairment of long-lived assets when certain triggering events occur. If such assets are determined to be impaired, a write-down to fair market value is recorded.
Goodwill and tradename
Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.
Segments
The Company operates in two business segments: Mossimo and Modern Amusement (Modern). In accordance with SFAS No. 131, “Disclosure about segments of an enterprise and related information”, the Company’s principal segments are divided between the generation of revenues from products and royalties. The Mossimo segment derives its revenues from royalties associated from the use of its brand names primarily with Target. The Modern segment derives its revenues from the design, and distribution of apparel to department stores and other retail outlets, principally throughout the United States.
Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for income taxes”. Deferred income taxes are provided for temporary differences between the amounts of assets and liabilities for financial and tax reporting purposes. Deferred tax assets are reduced by a valuation allowance when it is estimated to be more likely than not that some portion of the deferred tax assets will not be realized. Accounting for income taxes are further explained in Note 5.
Stock-based compensation
The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for stock issued to employees”, and related interpretations. The Company

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

follows the pro forma disclosure requirements of SFAS No. 123, “Accounting for stock-based compensation”, which require presentation of the pro forma effect of the fair value based method on net income and net income per share in the financial statement footnotes.
If compensation expense was determined based on the fair value method, the Company’s net earnings and net earnings per share would have resulted in the approximate pro forma amounts indicated below for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share data):

	2005	2004	2003
	(in thousands, except for per share data)
Net earnings as reported	$4,701	$2,701	$4,566
Add: Stock-based employee compensation expense included in reported net earnings	—	—	—
Deduct: Total stock-based employee compensation expense determined under the fair value method	(63)	(305)	(298)

Pro forma net earnings	$4,638	$2,396	$4,268

Earnings per share:
Basic—as reported	$0.30	$0.17	$0.29
Basic—pro forma	$0.29	$0.15	$0.27
Diluted—as reported	$0.30	$0.17	$0.29
Diluted—pro forma	$0.29	$0.15	$0.27
The fair value of each option grant was estimated as of the grant date using the Black-Scholes option-pricing model for the years ended December 31, 2005, 2004 and 2003, assuming risk-free interest rates of approximately 4.43 percent, 3.7 percent, and 1.9 percent, respectively; volatility of approximately 80 percent, 45 percent, and 50 percent, respectively; zero dividend yield; and expected lives of five years for all periods.
Fair value of financial instruments
The Company’s balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, securities available-for-sale, accounts receivable, accounts payable, accrued liabilities, accrued commissions, and accrued bonuses. The Company considers the carrying value of these instruments to approximate fair value for these instruments because of the relatively short period of time between origination and their expected realization or settlement.
Computation of per share amounts
Basic and diluted earnings per share are computed using the methods prescribed by SFAS 128, “Earnings per Share.” Basic income per share is computed as net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all potential dilutive common share equivalents outstanding during the period. The computation of diluted earnings per share does not assume the exercise of securities that would have an anti-dilutive effect.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The computation of basic and diluted earnings per common share for income from continuing operations is as follows (in thousands, except per share data):

	2005	2004	2003
	(in thousands, except for per share data)
Income available to common shareholders—basic and diluted	$4,701	$2,701	$4,566

Basic weighted average common shares	15,751	15,738	15,613
Incremental shares related to stock options	33	21	45

Diluted weighted average common shares	15,784	15,759	15,658

Net earnings per share:
Basic earnings per common share	$0.30	$0.17	$0.29
Diluted earnings per common share	$0.30	$0.17	$0.29
Potential common shares excluded from diluted earnings per share since their effect would be antidilutive—stock options	342	468	554

Impact of recently adopted accounting pronouncements
In May 2005, the FASB issued SFAS No. 154, “Accounting changes and error corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted. The Company does not anticipate that the implementation of this standard will have a material impact on its financial condition and results of operations.
In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-based payment.” SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic method that is currently used and requires that such transactions be accounted for using a fair value-based method and recognized as expense in the consolidated statement of operations. SFAS No. 123R is effective for the Company on January 1, 2006. Accordingly, the Company will adopt SFAS No. 123R in our first quarter of 2006. See Note 1 Summary of business description and significant accounting policies—stock-based compensation for the pro forma effects of how SFAS No. 123R would have affected results of operations in 2005, 2004 and 2003. We are currently assessing the impact this prospective change in accounting guidance will have on our financial condition and results of operations, but we believe that the impact will not be material.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory costs, an amendment of accounting research bulletin No. 43, chapter 4.” SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recorded as current period charges and that the allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for the Company on January 1, 2006. The Company does not believe that the adoption of SFAS No. 151 will have a material impact on its consolidated financial statements.
In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others”. This interpretation clarifies the requirements of a guarantor in accounting for and disclosing certain guarantees issued and outstanding. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued after December 31, 2002. The Company licenses its trademarks, provides design services and has approval rights for product design, marketing and advertising materials under licensing and design service agreements which include certain provisions for indemnifying the licensee. As an element of its standard commercial terms, the Company includes an indemnification clause in its licensing and design services agreements that indemnifies the licensee against liability and damages arising from any claims, suits, damages, or costs relating to the breach of any warranty, representation, term or condition made or agreed to by its licensees involving the manufacture, packaging, distribution, promotion, sale, marketing, advertising or other use of the trademarks under license. We believe that our policies and practices limit our exposure related to the indemnification provisions of the license and design services agreements. For several reasons, including the lack of prior indemnification claims and the lack of monetary liability limit for certain infringement cases under the license and design services agreements, we cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions.
Reclassifications
Certain reclassifications have been made to conform to current year presentation. These reclassifications have no impact on reported net earnings.
2. Business acquisition
On January 16, 2004, Mossimo, Inc. acquired substantially all the assets of Modern Amusement LLC through a wholly owned subsidiary, Modern Amusement for cash. Modern Amusement designs, merchandises, sources, markets, sells and distributes wholesale apparel and related accessories for young men and young women. The “Modern Amusement” registered brand is principally focused on premium west coast-lifestyle apparel and related accessories. The products are offered at moderate to upper price points through traditional specialty store and higher-end department store distribution channels. The purpose of the acquisition was to diversify the Company’s current design and licensing business of its Mossimo brand product through mass retail distribution channels. The acquisition was accounted for as a purchase whereby the purchase price was allocated to the assets acquired based on fair values. The excess purchase price over the amount allocated to the assets acquired has been allocated to goodwill, in the accompanying consolidated balance sheet at December 31, 2005. In the fourth quarter of 2004, the Company completed the appraisal of Modern Amusement, and allocated $112,000 of the purchase price to tradename, an amortizable intangible asset with a 10-year life. The amortization will be recorded ratably over the 10-year period. The following table summarizes the fair values of the assets acquired at the date of acquisition. Pro forma information is not presented as the impact of this acquisition on the consolidated financial statements is not material.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net current assets	$25
Property and equipment	20
Goodwill	212
Trade Name	112
Other assets	6

Assets acquired	$375

The Modern Amusement segment is tested for goodwill impairment on an annual basis at the end of the fourth quarter. Due to the expected continuing investment in the Modern Amusement brand, the cash flow from this reporting segment is expected to be negative until 2008. In December 2005, a goodwill impairment loss of $212,000 was recognized in the Modern Amusement reporting segment. The fair value of that reporting segment was estimated using the expected present value of future cash flows.
The Company also tested the Modern Amusement tradename for impairment. Based on our testing in accordance with FASB Statement No. 144, the tradename was not deemed impaired. The tradename will continue to be amortized over its remaining useful life.
3. Major customer and accounts receivable
A substantial amount of the Company’s revenue and accounts receivable are derived under the Target Agreement. The accounts receivable are held without collateral, and are subject to normal credit risk assumed by the Company. Revenue from license royalties and design service fees from Target were approximately 69% in 2005, 79% in 2004, and 88% in 2003, of total revenue. Accounts receivable from target for 2005 and 2004 were 58% and 59%, respectively, of total accounts receivable.
Modern Amusement extends credit to customers in the normal course of business, subject to established credit limits. Accounts receivable, net, in the consolidated balance sheets, consists of amounts due from customers net of allowance for doubtful accounts. The allowance for doubtful accounts is determined by reviewing accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. The write-off for bad debts in 2005 was approximately $88,000.
4. Credit facility with bank
The Company established a revolving line of credit with a bank in the amount of $300,000 in February 2004. The line of credit was established to open letters of credit with foreign suppliers for finished goods for Modern Amusement. The line of credit was increased to $400,000 in June of 2004, and subsequently increased to $500,000 in January of 2005 and increased again to $900,000 in May of 2005. The line of credit is secured by three certificates of deposit totaling approximately $726,000. There is no expiration date for this line, and there are no covenants. There is a fee charged per letter of credit opened and closed. Open letters of credit at December 31, 2005 were approximately $875,000.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Income taxes
The provision for income taxes consists of the following for the years ended December 31:

	2005	2004	2003
	(IN THOUSANDS)
Current:
Federal	$209	$40	$162
State	581	572	604

	790	612	766

Deferred:
Federal	1,502	1,481	1,032
State	(44)	(310)	77

	1,458	1,171	1,109

Total provision for income taxes	$2,248	$1,783	$1,875

The provision for income taxes may differ from the amount of tax determined by applying the federal statutory rate of 34% to pretax earnings. The components of this difference consist of the following for the years ended December 31:

	2005	2004	2003
	(IN THOUSANDS)
Provision on earnings at federal statutory tax rate	$2,380	$1,518	$2,198
State tax provision, net of federal tax effect	705	260	375
Decrease in valuation allowance	(862)	—	—
Other, including alternative minimum tax	25	5	(698)

Total provision for income taxes	$2,248	$1,783	$1,875

Significant components of the Company’s deferred income taxes are as follows as of December 31, 2005 and 2004:

	2005	2004
	(IN THOUSANDS)
Deferred income tax assets:
Net operating loss carry-forwards	$3,947	$7,631
Related party accrued salary	665	—
Foreign tax credits	371	314
Alternative minimum tax credit	718	521
State minimum tax credit	66	20
Other	405	6

Total	6,172	8,492
Less valuation allowance	(245)	(555)

Total net deferred tax asset	$5,927	$7,937

Current portion	$4,004	$1,869
Long-term portion	1,923	6,068

Total net deferred tax asset	$5,927	$7,937

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company considers projected taxable income from the Target Agreement and other agreements in deriving its estimate of deferred tax asset recoverability. As a result of the extension of the Target Agreement through January 31, 2008, the reevaluation of its forecasted operating results and resultant taxable income during the extended term of the Target Agreement, management believes realization of its net deferred tax assets is more likely than not.
As of December 31, 2005, the Company has approximately $10.2 million, and $8.2 million of federal and state income tax net operating loss carry forwards, respectively, available to offset future taxable income, which expire in various years through 2022.
In accordance with the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. The impact of limitations, if any that may be imposed upon future issuances of equity securities cannot be determined at this time.
In addition to the Company’s taxable income being subject to federal, state and local income taxes, the Company may be classified as a “personal holding company” from time to time. Personal holding company status results from more than 50 percent of the value of outstanding stock being owned directly or indirectly by five or fewer individuals, and more than 60 percent of the Company’s income, as defined, being derived from royalties. Personal holding companies are subject to an additional federal tax at a 15 percent tax rate on undistributed after tax earnings.
Over 50 percent of the value of the Company’s outstanding stock is owned by one stockholder. In 2005, 2004 and 2003, less than 60 percent of the Company’s income as defined was derived from license royalties, accordingly the Company is not classified as a personal holding company and is not subject to the personal holding company tax. The Company intends to continue to take appropriate measures to avoid being classified as a personal holding company in future years. However, there can be no assurance that the Company will be successful in its efforts to avoid classification as a personal holding company in the future.
6. Property and equipment
Property and equipment consists of the following at December 31:

	2005	2004
	(IN THOUSANDS)
Furniture and fixtures	$486	$420
Leasehold improvements	1,365	1,282
Equipment	454	422

	2,305	2,124
Accumulated depreciation and amortization	1,412	1,007

	$893	$1,117

7. Employee benefit plans
The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees, and providing for matching contributions by the Company, as defined in the plan. Contributions made to the plan were $13,600 in 2005, $13,300 in 2004 and $14,000 in 2003.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Commitments and contingencies
The Company leases its office and design studio under an operating lease agreement effective through July 2009, providing for annual lease payments of approximately $315,000 in 2006, $324,000 in 2007, $334,000 in 2008, and $196,000 in 2009. Rent expense was approximately $380,000 in 2005, $384,000 in 2004 and $260,000 in 2003.
The Company has a bonus program with its two top executives. Under this program bonuses payable to the Co-Chief Executive Officers’ are determined at the discretion of the Compensation Committee of the Board of Directors, are subject to approval by the Board of Directors, and can not exceed a formula based on a percentage of fees paid by Target to the Company, as defined in the respective bonus plans of these two officers. Bonus expense in connection with the bonus plans of these two officers was $3,340,000 in 2005, $607,000 in 2004 and $1,854,000 in 2003.
We had a dispute over the commissions payable to a third party which relate to our agreement with Target. In June 2003, we had deposited with the court approximately $4,585,000 which was classified as restricted cash. The dispute was resolved in the second quarter of 2004, and the funds were distributed to the third party. As part of the settlement the Company is required to pay a fee to the third party of fifteen percent of applicable revenues from the Target agreement. Fees incurred under this arrangement were $3.2 million in 2005, $2.6 million in 2004 and $2.6 million in 2003. Under this agreement, we have a commission obligation for 15% of fees received from Target for the duration of the Target agreement thru January 2008, and for subsequent extensions if they are exercised by Target. The future commissions are based on the minimum royalty and design fee payment from target of approximately $9.6 million through January 2008.
9. Stockholders’ equity
The Company adopted the Mossimo, Inc. 1995 Stock Option Plan (the “1995 Plan”), which provides for the grant of stock options, stock appreciation rights and other stock awards to certain officers and key employees of the Company and to certain advisors or consultants to the Company. A total of 1,500,000 shares have been reserved for issuance under the 1995 Plan. Options granted thereunder have an exercise price equal to the fair market value of the common stock on the date of grant. In April 2000, the Company amended the 1995 Plan so that an optionee’s vesting in such options automatically terminates when the optionee’s employment with the Company is terminated for reasons other than retirement, disability or death. As of December 31, 2005 there were no shares of common stock under the 1995 Plan that were available for future grant.
The Company’s Non-Employee Directors Stock Option Plan (the “Directors Plan”) provides for the automatic grant to each of the Company’s non-employee directors of (i) an option to purchase 30,000 shares of common stock on the date of such director’s initial election or appointment to the Board of Directors and (ii) an option to purchase 3,000 shares of common stock on each anniversary thereof on which the director remains on the Board of Directors. A total of 250,000 shares have been reserved under the Directors Plan. Options granted thereunder have an exercise price equal to the fair market value of the common stock on the date of grant. As of December 31, 2005 there were no shares of common stock under the Directors Plan that were available for future grant.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in shares under option for the 1995 Plan and the Directors Plan (the “Plans”) are summarized as follows for the years ended December 31,

	2005		2004		2003
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding, beginning of year	685,310	$5.90	625,310	$7.23	992,075	$7.34
Granted	36,000	5.43	210,000	3.77	549,000	4.13
Exercised	(90,312)	4.60	—	—	(250,400)	3.40
Canceled/forfeited	(81,667)	4.15	(150,000)	8.43	(665,365)	6.06

Outstanding, end of year	549,331	6.41	685,310	5.90	625,310	7.23

Options exercisable, end of year	423,331		475,310		281,000

Weighted average fair value of options granted during the year		$3.88		$1.80		$2.18

Outstanding stock options for the Plans at December 31, 2005 consist of the following:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2005	Weighted Average Exercise Price
$ 0.88–$ 1.88	36,000	4.32	$1.71	36,000	$1.71
$ 2.50–$ 3.50	60,000	7.69	3.24	36,667	3.14
$ 3.80–$ 5.43	313,021	6.84	4.63	210,354	4.75
$ 6.42–$ 9.61	100,000	5.55	8.35	100,000	8.35
$10.63–$25.38	40,310	0.64	23.43	40,310	23.43

	549,331	6.08	6.34	423,331	6.98

The Company adopted the Mossimo, Inc 2005 stock Option Plan (the “2005 Plan) to replace the 1995 Plan and the Directors Plan both of which terminated as of December 31, 2005. The 2005 Plan provides for the grant of stock options to certain officers, key employees and non-employee directors. A total of 1,500,000 shares have been reserved for issuance under the 2005 Plan. Options granted under the 2005 Plan will have an exercise price equal to the fair market value of the common stock on the date of grant. Options will be exercisable in accordance with vesting schedules to be established by the Compensation Committee. As of December 31, 2005, no options have been granted under the 2005 Plan.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Segment information
The Company operates in two business segments: Mossimo (design and licensing service) and Modern Amusement (Modern) (wholesale men’s apparel). The following tables summarize various financial amounts for each of our business segments (in thousands):

Year ended December 31, 2005	Mossimo	Modern	Total
Revenues	$24,298	$6,730	$31,028
Gross Profit	—	2,737	2,737
Depreciation and Amortization	186	241	427
Selling, general and administrative expenses	16,315	3,979	20,294
Goodwill impairment loss	—	212	212
Operating Income (loss)	7,983	(1,454)	6,529
Interest Income	420	—	420
Total Assets	29,280	2,954	32,234

Year ended December 31, 2004	Mossimo	Modern	Total
Revenues	$18,714	$1,821	$20,535
Gross Profit	—	580	580
Depreciation and Amortization	229	100	329
Selling, general and administrative expenses	12,041	2,802	14,843
Operating Income (loss)	6,601	(2,221)	4,380
Interest Income	104	—	104
Total Assets	20,753	2,720	23,473
The following information should be considered when reading the above table (in thousands):

•	The Company has no inter-segment revenue or expense.

•	Corporate overhead has been allocated to the Mossimo segment.

•	The provision for income tax is not allocated to business segments.

•	All long-lived assets were geographically located in the United States.

•	Revenue from countries other than the United States did not account for 10% or more of total revenue.

•	During 2003, the Company operated only the Mossimo segment.

•	Gross profit is derived by reducing sales of the Modern segment of $6,730 by $3,993 of cost of sales to arrive at a gross profit of approximately $2,737 for 2005. For 2004, sales of the Modern segment were $1,821 reduced by cost of sales of $1,241 to arrive at a gross profit of approximately $580.

•	Operating expenses that have a direct correlation to each segment have been recorded in each respective segment.

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Valuation and qualifying accounts
As of December 31, 2005 and 2004 there is no allowance for doubtful accounts or sales returns recorded for the Mossimo segment. Changes in the allowances for doubtful accounts, and for sales returns and markdowns for 2002 were as follows:

	BALANCE AT BEGINNING PERIOD	ADDITIONS CHARGED TO COSTS AND EXPENSES	DEDUCTIONS	BALANCE AT END OF PERIOD
	(IN THOUSANDS)
Year ended December 31, 2002—Note(a):
Allowance for doubtful accounts	$207	$—	$(207)	$—
Allowance for sales returns and markdowns	6,229	—	(6,229)	—

Note (a): Deductions reflect the write-off of accounts previously reserved.
As of December 31, 2005 and 2004 there was an allowances for doubtful accounts for the Modern segment. Changes in the allowances for doubtful accounts for 2005 for the Modern segment were as follows:

	BALANCE AT BEGINNING PERIOD	ADDITIONS CHARGED TO EXPENSE	DEDUCTIONS	BALANCE AT END OF PERIOD
	(IN THOUSANDS)
Year ended December 31, 2004:
Allowance for doubtful accounts	$—	$22	$—	$22
Year ended December 31, 2005:
Allowance for doubtful accounts	$22	$88	$—	$110
12. Unaudited interim financial information
The following tables set forth certain selected interim financial data for the Company by quarter for the years ended December 31, 2005 and 2004.

	YEAR ENDED DECEMBER 31, 2005
	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER	YEAR
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues	$8,664	$9,045	$6,771	$6,548	$31,028
Earnings before income taxes(b)	3,081	3,076	755	37	6,949
Provision for income taxes	1,260	848	118	22	2,248
Net earnings	1,821	2,228	637	15	4,701
Net earnings per share:
Basic	$0.12	$0.14	$0.04	$0.00	$0.30
Diluted	0.12	0.14	0.04	0.00	0.30

MOSSIMO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	YEAR ENDED DECEMBER 31, 2004
	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER	YEAR
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues	$6,236	$6,208	$4,934	$3,157	$20,535
Earnings (loss) before income taxes(b)	2,037	1,687	(175)	935	4,484
Provision (benefit) for income taxes	847	680	(50)	306	1,783
Net earnings (loss)	1,190	1,007	(125)	629	2,701
Net earnings (loss) per share:
Basic	$0.08	$0.06	$(0.01)	$0.04	$0.17
Diluted	0.08	0.06	(0.01)	0.04	0.17

Note (a): Included in the fourth quarter of 2005 is an impairment loss of goodwill in the amount of $212,000.
Note (b): Earnings (loss) before income taxes in the fourth quarter of 2004 reflects a reversal of accrued bonuses of $1.13 million.